Exhibit 5.1

[LETTERHEAD OF NEXSEN PRUET ADAMS KLEEMEIER, LLC]

May 9, 2007

UCI Medical Affiliates, Inc.

4416 Forest Drive

Columbia, South Carolina 29206

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished to you in connection with your filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the UCI Medical Affiliates, Inc. 2007 Equity Incentive Plan (the “Plan”) and the sale of common stock, $0.05 par value per share (the “Common Stock”), of UCI Medical Affiliates, Inc. (the “Company”) pursuant to the issuance, and where applicable the exercise, of awards in accordance with the Plan. In this connection, we have familiarized ourselves with the Articles of Incorporation and the Bylaws of the Company, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records, including minute books, of the Company. We have also examined the Registration Statement, together with the exhibits thereto, and such other certificates of officers, documents, and records as we have deemed necessary for the purpose of expressing the opinion contained herein.

On the basis of, and in reliance upon, the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

(1) the shares of Common Stock to be issued pursuant to the provisions of the Plan have been duly authorized; and

(2) the shares of Common Stock so issued will be validly issued, fully paid, and nonassessable when (a) the Registration Statement has become effective under the Securities Act of 1933, as amended, and the pertinent provisions of any state securities laws, as may be applicable, have been complied with and (b) the shares of Common Stock are issued in accordance with the terms of the Plan as set forth in the Registration Statement.

We have based the opinions expressed herein upon applicable laws, statutes, ordinances, rules, and regulations as existed on this date, and we express no opinion as to the effect that any future amendments, changes, additions, or modifications thereof may have on the opinions expressed herein. We assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur. We provide this opinion letter to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein or of any transaction or obligation. We are furnishing this opinion letter for the sole and exclusive benefit of the addressee.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement with respect to the Plan. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ NEXSEN PRUET ADAMS KLEEMEIER, LLC